Exhibit 99.1

Scanner Technologies Announces License Agreement

MINNEAPOLIS--(BUSINESS WIRE)--March 3, 2009--Scanner Technologies Corporation today announced a non-exclusive licensing agreement with SCANNERTECH LLC, a privately held company located in Tempe, Arizona. Under the terms of the agreement, SCANNERTECH LLC will provide sales, service and support for existing products, pay a royalty for the sales of certain products, and develop new inspection products for the semiconductor industry. Also as part of the agreement, Scanner Technologies Corporation will change its web domain address to “www.scannercorp.com.”

“We are excited about this agreement,” said Paul Crawford, the Company’s Chief Executive Officer. “It will give our customers the opportunity to enjoy the same world-class support and products they expect, provide a royalty revenue stream to the company, and allow us to pursue other profitable license agreements in the future.”

About Scanner Technologies Corporation:
Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner's headquarters are located in Minneapolis, Minnesota. Scanner's stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannercorp.com.

Forward-looking Statements
This release contains forward-looking statements, including statements regarding future revenue, royalties and licensing opportunities. Any forward-looking statements contained in this release are not a representation that such plans, estimates, or expectations will be achieved and only represent Scanner’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Scanner disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially.

CONTACT:
Scanner Technologies Corporation
Paul Crawford, 612-676-1436
Chief Executive Officer